Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance/Administration
(NASDAQ: JBHT)		and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2016

■ Fourth quarter 2016 Revenue:	$1.72 billion; up 6%
■ Fourth quarter 2016 Operating Income:	$194.4 million; up 1%
■ Fourth quarter 2016 EPS:	$1.05 vs. $1.01; up 4%

■ Full Year 2016 Revenue:	$6.6 billion; up 6%
■ Full Year 2016 Operating Income:	$721 million; up 1%
■ Full Year 2016 EPS:	$3.81 vs. $3.66; up 4%

LOWELL, ARKANSAS, January 19, 2017 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced fourth quarter 2016 net earnings of $117.6 million, or diluted earnings per share of $1.05 vs. fourth quarter 2015 net earnings of $116.7 million, or $1.01 per diluted share. Fourth quarter 2016 net earnings included a one-time after tax benefit of $9.5 million or $0.08 per diluted share for a change in the company’s paid time off policy.

Total operating revenue for the current quarter was $1.72 billion, compared with $1.62 billion for the fourth quarter 2015. Load growth of 5% in Intermodal (JBI) was the primary reason for a 3% increase in segment revenue. Dedicated Contract Services (DCS) segment revenue increased by 8%, primarily from the addition of new customer accounts, rate increases implemented in the current and earlier periods and improved asset utilization. Integrated Capacity Solutions (ICS) segment revenue increased by 22% primarily from a 38% increase in load growth. Truck (JBT) segment revenue decreased 3% primarily from customer rate per mile decreases. Current quarter total operating revenue, excluding fuel surcharges, increased 6% vs. the comparable quarter 2015.

Operating income for the current quarter increased to $194.4 million vs. $192.9 million for the fourth quarter 2015. The increase primarily reflects higher revenue in JBI, DCS and ICS business segments and a $15.2 million pre-tax, one-time benefit recorded to reflect a change in employee paid time off policy. The one-time benefit was partially offset with corporate charges totaling approximately $5 million pre-tax that included charitable contributions, employment tax audit settlements and increases to reserves for uncollectable accounts. Continuing operational cost increases in rail purchased transportation, wages paid to drivers, driver and independent contractor recruiting, equipment ownership, increased technology spending and lower gross profit margins in the brokerage business also offset the benefits from increases in revenue and the change in paid time off policy.

Net earnings increased to $117.6 million in the current quarter from $116.7 million in 2015, due to the increased revenue, the paid time off policy change benefit and a lower effective income tax rate. The fourth quarter effective tax rates for 2016 and 2015 were 37.63% and 38.10%, respectively. The annual effective tax rates for 2016 and 2015 were 37.89% and 38.10%, respectively.

Segment Information:

Intermodal (JBI)

■     Fourth quarter 2016 Segment Revenue:               $998 million; up 3%

■     Fourth quarter 2016 Operating Income:              $124 million; down 3%

JBI total volumes grew 5% over the same period in 2015. Eastern network loads were flat and transcontinental loads increased 9% compared to the fourth quarter 2015. Revenue increased 3%, reflecting volume growth of 5% and a 2% decrease in revenue per load which is the combination of freight mix, customer rate increases and fuel surcharges. Revenue per load excluding fuel surcharges decreased approximately 2% compared to a year ago.

Operating income decreased 3% from the prior year. Benefits from increased revenue, improved utilization and approximately $5.7 million from the change in paid time off policy were more than offset with increases in rail purchased transportation costs, insurance and claims costs, equipment ownership costs and driver recruiting and retention costs. The current period ended with approximately 84,600 units of trailing capacity and approximately 5,280 power units in the dray fleet.

Dedicated Contract Services (DCS)

■     Fourth quarter 2016 Segment Revenue:              $398 million; up 8%

■     Fourth quarter 2016 Operating Income:              $57.5 million; up 37%

DCS revenue increased 8% during the current quarter over the same period 2015. Productivity (revenue per truck per week) increased approximately 5% vs. 2015. Productivity excluding fuel surcharge revenue increased approximately 3% from a year ago primarily from improved integration of assets between customer accounts, fewer unseated trucks, increased customer supply chain fluidity and customer rate increases. A year over year net additional 193 revenue producing trucks, 29 net additions compared to third quarter 2016, were in the fleet by the end of the quarter. Approximately 82% of these additions represent private fleet conversions versus traditional dedicated capacity fleets and primarily reflect new contract implementations in this and prior periods. Customer retention rates remain above 98%.

Operating income increased by 37% from a year ago. The increase in revenue, improved asset utilization and approximately $7.3 million from the change in paid time off policy were partially offset with higher driver wages, higher driver recruiting costs and higher equipment ownership costs compared to the same period in 2015.

Integrated Capacity Solutions (ICS)

●     Fourth Quarter 2016 Segment Revenue:             $232 million; up 22%

●     Fourth Quarter 2016 Operating Income:             $6.1 million; down 52%

ICS revenue increased 22% in the current quarter vs. the fourth quarter 2015 mostly due to a 38% increase in volume offset by a 12% decrease in revenue per load and freight mix changes driven by customer demand. Contractual volumes represent approximately 75% of the total load volume and 62% of the total revenue in the current quarter compared to 73% and 62%, respectively, in fourth quarter 2015.

Operating income decreased 52% over the same period in 2015 primarily due to a lower gross profit margin, increased claim costs, higher technology costs and increased personnel costs partially offset with approximately $1.0 million from the change in paid time off policy. Gross profit margin decreased to 12.9% in the current period from 16.0% last year primarily from new customer rates implemented during the quarter and lower spot rates compared to the fourth quarter 2015. Total branches at the end of the period grew to 42 from 34 at the end of the same period in 2015. ICS’s carrier base increased 11% and the employee count increased 23% from a year ago.

Truck (JBT)

■     Fourth quarter 2016 Segment Revenue:               $ 96 million; down 3%

■     Fourth quarter 2016 Operating Income:               $ 6.8 million; down 35%

JBT revenue for the current quarter decreased 3% from the same period in 2015. Revenue excluding fuel surcharges also decreased 3% primarily from a 3% decrease in rate per mile due to core customer rate decreases of approximately 1.4% and freight mix changes compared to fourth quarter 2015. At the end of the period, JBT operated 2,128 tractors compared to 2,149 a year ago.

Operating income decreased 35% from fourth quarter 2015 levels. Favorable changes from increased load count, fewer empty miles and approximately $1.2 million from the change in paid time off policy were more than offset by lower customer rates per mile, increased equipment maintenance costs and higher safety and insurance costs compared to fourth quarter 2015.

Cash Flow and Capitalization:

At December 31, 2016, we had total debt outstanding of $986 million on various debt instruments compared to $998 million at December 31, 2015 and $944 million at September 30, 2016.

Our net capital expenditures for 2016 approximated $485 million vs. $556 million in 2015. At December 31, 2016, we had cash and cash equivalents of $6.4 million.

In the fourth quarter 2016, we purchased 880,000 shares of our common stock for approximately $75 million. At December 31, 2016, we had approximately $201 million remaining under our share repurchase authorization. Actual shares outstanding at December 31, 2016 approximated 111.3 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2015. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2016		2015
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,558,638		$1,472,291
Fuel surcharge revenues	162,424		148,724
Total operating revenues	1,721,062	100.0%	1,621,015	100.0%

Operating expenses
Rents and purchased transportation	874,144	50.8%	799,903	49.3%
Salaries, wages and employee benefits	360,190	20.9%	363,801	22.4%
Fuel and fuel taxes	78,355	4.6%	69,575	4.3%
Depreciation and amortization	91,794	5.3%	88,374	5.5%
Operating supplies and expenses	60,001	3.5%	56,100	3.5%
Insurance and claims	20,026	1.2%	17,975	1.1%
General and administrative expenses, net of asset dispositions	25,483	1.4%	16,051	1.0%
Operating taxes and licenses	11,798	0.7%	11,579	0.7%
Communication and utilities	4,910	0.3%	4,764	0.3%
Total operating expenses	1,526,701	88.7%	1,428,122	88.1%
Operating income	194,361	11.3%	192,893	11.9%
Net interest expense	5,876	0.3%	4,290	0.3%
Earnings before income taxes	188,485	11.0%	188,603	11.6%
Income taxes	70,929	4.2%	71,857	4.4%
Net earnings	$117,556	6.8%	$116,746	7.2%
Average diluted shares outstanding	112,327		115,048
Diluted earnings per share	$1.05		$1.01

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31
	2016		2015
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$6,007,347		$5,516,282
Fuel surcharge revenues	548,112		671,364
Total operating revenues	6,555,459	100.0%	6,187,646	100.0%

Operating expenses
Rents and purchased transportation	3,255,692	49.7%	2,994,586	48.4%
Salaries, wages and employee benefits	1,469,187	22.4%	1,394,239	22.5%
Fuel and fuel taxes	283,437	4.3%	313,034	5.1%
Depreciation and amortization	361,510	5.5%	339,613	5.5%
Operating supplies and expenses	233,223	3.6%	220,597	3.6%
Insurance and claims	78,410	1.2%	73,689	1.2%
General and administrative expenses, net of asset dispositions	87,053	1.3%	72,522	1.1%
Operating taxes and licenses	45,954	0.7%	43,084	0.7%
Communication and utilities	19,973	0.3%	20,588	0.3%
Total operating expenses	5,834,439	89.0%	5,471,952	88.4%
Operating income	721,020	11.0%	715,694	11.6%
Net interest expense	25,223	0.4%	25,491	0.4%
Earnings before income taxes	695,797	10.6%	690,203	11.2%
Income taxes	263,707	4.0%	262,968	4.3%
Net earnings	$432,090	6.6%	$427,235	6.9%
Average diluted shares outstanding	113,361		116,728
Diluted earnings per share	$3.81		$3.66

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2016		2015
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$997,967	58%	$967,133	59%
Dedicated	398,325	23%	368,992	23%
Integrated Capacity Solutions	231,594	13%	189,540	12%
Truck	96,296	6%	99,292	6%
Subtotal	1,724,182	100%	1,624,957	100%
Intersegment eliminations	(3,120)	(0%)	(3,942)	(0%)
Consolidated revenue	$1,721,062	100%	$1,621,015	100%

Operating income

Intermodal	$124,143	64%	$127,730	66%
Dedicated	57,539	30%	42,000	22%
Integrated Capacity Solutions	6,074	3%	12,754	7%
Truck	6,750	3%	10,416	5%
Other (1)	(145)	(0%)	(7)	(0%)
Operating income	$194,361	100%	$192,893	100%

	Twelve Months Ended December 31
	2016		2015
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,796,251	58%	$3,664,670	59%
Dedicated	1,533,186	23%	1,451,256	24%
Integrated Capacity Solutions	851,550	13%	699,525	11%
Truck	387,764	6%	385,510	6%
Subtotal	6,568,751	100%	6,200,961	100%
Intersegment eliminations	(13,292)	(0%)	(13,315)	(0%)
Consolidated revenue	$6,555,459	100%	$6,187,646	100%

Operating income

Intermodal	$449,768	62%	$476,685	67%
Dedicated	205,240	29%	163,511	23%
Integrated Capacity Solutions	36,260	5%	35,729	5%
Truck	29,862	4%	39,864	5%
Other (1)	(110)	(0%)	(95)	(0%)
Operating income	$721,020	100%	$715,694	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2016	2015
Intermodal

Loads	491,570	467,461
Average length of haul	1,685	1,664
Revenue per load	$2,030	$2,069
Average tractors during the period *	5,274	5,088

Tractors (end of period)
Company-owned	4,581	4,276
Independent contractor	695	805
Total tractors	5,276	5,081

Net change in trailing equipment during the period	1,773	1,020
Trailing equipment (end of period)	84,594	78,957
Average effective trailing equipment usage	81,654	76,305

Dedicated

Loads	606,900	578,692
Average length of haul	181	175
Revenue per truck per week**	$4,247	$4,048
Average trucks during the period***	7,390	7,177

Trucks (end of period)
Company-owned	6,976	6,762
Independent contractor	15	10
Customer-owned (Dedicated operated)	410	436
Total trucks	7,401	7,208

Trailing equipment (end of period)	22,688	21,672
Average effective trailing equipment usage	23,334	22,594

Integrated Capacity Solutions

Loads	237,845	171,887
Revenue per load	$974	$1,103
Gross profit margin	12.9%	16.0%
Employee count (end of period)	824	670
Approximate number of third-party carriers (end of period)	50,900	45,700

Truck

Loads	96,906	95,190
Average length of haul	439	454
Loaded miles (000)	42,476	42,749
Total miles (000)	50,472	51,437
Average nonpaid empty miles per load	82.6	91.3
Revenue per tractor per week**	$3,540	$3,663
Average tractors during the period *	2,158	2,157

Tractors (end of period)
Company-owned	1,376	1,462
Independent contractor	752	687
Total tractors	2,128	2,149

Trailers (end of period)	7,642	7,604
Average effective trailing equipment usage	7,287	6,814

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2016	2015
Intermodal

Loads	1,916,303	1,772,808
Average length of haul	1,657	1,652
Revenue per load	$1,981	$2,067
Average tractors during the period *	5,222	4,949

Tractors (end of period)
Company-owned	4,581	4,276
Independent contractor	695	805
Total tractors	5,276	5,081

Net change in trailing equipment during the period	5,637	5,659
Trailing equipment (end of period)	84,594	78,957
Average effective trailing equipment usage	77,179	72,622

Dedicated

Loads	2,401,332	2,250,099
Average length of haul	177	175
Revenue per truck per week**	$4,077	$4,028
Average trucks during the period***	7,307	7,012

Trucks (end of period)
Company-owned	6,976	6,762
Independent contractor	15	10
Customer-owned (Dedicated operated)	410	436
Total trucks	7,401	7,208

Trailing equipment (end of period)	22,688	21,672
Average effective trailing equipment usage	22,827	22,391

Integrated Capacity Solutions

Loads	852,179	542,947
Revenue per load	$999	$1,288
Gross profit margin	14.3%	15.3%
Employee count (end of period)	824	670
Approximate number of third-party carriers (end of period)	50,900	45,700

Truck

Loads	385,298	366,297
Average length of haul	455	448
Loaded miles (000)	175,038	163,115
Total miles (000)	207,998	193,856
Average nonpaid empty miles per load	85.6	83.9
Revenue per tractor per week**	$3,458	$3,698
Average tractors during the period*	2,191	2,051

Tractors (end of period)
Company-owned	1,376	1,462
Independent contractor	752	687
Total tractors	2,128	2,149

Trailers (end of period)	7,642	7,604
Average effective trailing equipment usage	6,956	6,460

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$6,377	$5,566
Accounts Receivable	797,473	654,542
Prepaid expenses and other	141,831	197,817
Total current assets	945,681	857,925
Property and equipment	4,258,915	4,019,451
Less accumulated depreciation	1,440,124	1,318,122
Net property and equipment	2,818,791	2,701,329
Other assets	64,516	70,290
	$3,828,988	$3,629,544

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$384,308	$340,332
Claims accruals	109,745	104,220
Accrued payroll	51,929	59,420
Other accrued expenses	27,152	28,445
Total current liabilities	573,134	532,417

Long-term debt	986,278	998,003
Other long-term liabilities	64,881	58,552
Deferred income taxes	790,634	740,220
Stockholders' equity	1,414,061	1,300,352
	$3,828,988	$3,629,544

Supplemental Data

(unaudited)

	December 31, 2016	December 31, 2015

Actual shares outstanding at end of period (000)	111,305	113,948

Book value per actual share outstanding at end of period	$12.70	$11.41

	Twelve Months Ended December 31
	2016	2015

Net cash provided by operating activities (000)	$854,143	$873,308

Net capital expenditures (000)	$485,256	$556,436